                                                                     EXHIBIT 3.3

                         AMENDED AND RESTATED CHARTER

                                      OF

                              CAMBRIDGEPORT BANK




                                   Effective as of _____________________________
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                               TABLE OF CONTENTS

ARTICLE 1. Corporate Title ............................................... -1-

ARTICLE 2. Office ........................................................ -1-

ARTICLE 3. Powers. ....................................................... -1-

ARTICLE 4. Duration ...................................................... -1-

ARTICLE 5. Capital Stock ................................................. -1-
   5.1  Common Stock ..................................................... -2-
   5.2  Preferred Stock .................................................. -2-

ARTICLE 6. Stockholder Approval for Certain Events ....................... -4-

ARTICLE 7. Preemptive Rights ............................................. -4-

ARTICLE 8. Directors ..................................................... -4-

ARTICLE 9. Indemnification ............................................... -5-

ARTICLE 10. Acting as a Partner .......................................... -5-

ARTICLE 11. Stockholders' Meetings ....................................... -5-

ARTICLE 12. Amendment of Charter ......................................... -5-

                                      -i-
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                         AMENDED AND RESTATED CHARTER

                                      OF

                              CAMBRIDGEPORT BANK

     WHEREAS, a Charter was granted in the year 1853 to incorporate Cambridgeport Bank (hereinafter, the "Original Bank") as a Massachusetts savings bank; and

     WHEREAS, in 1994 the Original Bank, in accordance with chapter 167H of the Massachusetts General Laws and all other applicable law, reorganized into a mutual holding company (the "Mutual Holding Company") by establishing this bank as a subsidiary banking institution as a stock savings bank (hereinafter referred to as the "Bank") and transferring to the Bank all or the substantial part of its assets and liabilities, including all of its deposit liabilities; and

     WHEREAS, the Mutual Holding Company is in the process of converting into a stock holding company pursuant to applicable Massachusetts and federal banking law, and is issuing its stock in connection therewith to the Bank's depositors and others;

     NOW, THEREFORE, the charter of the Bank is hereby amended and restated to read as follows:

     ARTICLE 1. Corporate Title. The full corporate tide of the Bank is "Cambridgeport Bank" and may be changed from time to time by the stockholders of the Bank.

     ARTICLE 2. Office. The main office of the Bank is located at 689 Massachusetts Avenue, Cambridge, Massachusetts 02139 and may be changed from time to time by the Board of Directors of the Bank, subject to applicable law.

     ARTICLE 3. Powers. The Bank is a stock-form savings bank organized under Massachusetts law and shall have and may exercise all the powers, privileges and authority, express, implied and incidental, available to it under Chapter 168 (including without limitation those sections of Chapter 172 that are listed in Section 34C of Chapter 168 or are otherwise applicable) of the Massachusetts General Laws or other applicable state and federal laws, and by all acts amendatory thereof and supplemental thereto.

     ARTICLE 4.  Duration.  The duration of the Bank is perpetual.

     ARTICLE 5. Capital Stock. The total number of shares of capital stock which the Bank is authorized to issue is Six Hundred Thousand (600,000), of which Five Hundred Ninety Thousand (590,000) shares shall be common stock, One Dollar ($1.00) par value per share, and Ten Thousand (10,000) shares shall be preferred stock, One Dollar ($1.00) par value per share. The shares may be issued by the Bank from time to time as authorized by its Board of Directors. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. The consideration for the shares shall be cash, tangible or intangible property, labor, services or expenses, or any combination of the foregoing, but no share shall be issued unless the cash, so far as due, or the property, labor, services or expenses for which it was authorized to be issued, has or have been actually received or incurred by, or conveyed or rendered to, the Bank, or is in its possession as surplus. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Bank. The value of such property, labor, services or expenses, as determined by the Board of Directors of the Bank, shall be conclusive. Shares of capital stock issued in accordance with the foregoing shall be fully paid and not assessable. In the case of a stock dividend, that part of the surplus of the Bank which is transferred to stated capital upon the issuance of stock as a stock dividend shall be deemed to be the consideration for their issuance.

     A description of the different classes and series of the Bank's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class and series of capital stock are as follows:

     5.1 Common Stock. Except as provided in this ARTICLE 5 (or in any certificate of establishment of series of preferred stock), the holders of the common stock shall exclusively possess all voting power. Each holder of Common Stock shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of Common Stock held by him or her. The holders of the Common Stock shall be entitled to such dividends as may from time to time be declared by the Board of Directors out of any funds legally available for the declaration of dividends, subject to any provisions of this Amended and Restated Charter, as amended from time to time ("Charter"), and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder. Subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder, upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders.

     There shall be no cumulative voting rights in the election of Directors. Each share of Common Stock shall have the same relative rights as, and be identical in all respects with, all the other shares of Common Stock.

     In the event of any liquidation, dissolution or winding up of the Bank, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Bank, to receive the remaining assets of the Bank available for distribution, in cash or in kind, in proportion to their holdings.

     5.2 Preferred Stock. The Board of Directors is authorized, subject to the approval of the provisions of any series of preferred stock by the Commissioner of Banks of The Commonwealth of Massachusetts (if required by law) and subject to any other limitations prescribed by law or the provisions of this Article 5, to provide for the issuance of shares of Preferred Stock with or without series, and, by filing a certificate pursuant to the applicable law of the Commonwealth of Massachusetts (the "Certificate of Designation"), to establish from time to time the number of shares to be included in each such series and to fix the designation, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than the total number of authorized shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series except as set forth in the Certificate of Designation. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of one or more of the following:

          (A) The number of shares constituting that series, which number may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors, and the distinctive designation of that series;

          (B) Whether any dividend shall be paid on shares of that series, and, if so, the dividend rate on the shares of that series; whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (C) Whether shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights-,

          (D) Whether shares of that series shall be convertible into shares of Common Stock or another security and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (E) Whether shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

          (F) Whether, in the event of purchase or redemption of the shares of that series, any shares of that series shall be restored to the status of authorized but unissued shares or shall have such other status as shall be set forth in the Certificate of Designation,

          (G) The rights of the shares of that series in the event of the sale, conveyance, exchange or transfer of all or substantially all of the property and assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation or entity, or the merger of any other corporation or entity into it, or the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of shares of that series to payment in any such event;

          (H) The price or other consideration for which the shares of such series shall be issued;

          (I) Whether shares of that series shall carry any preemptive right in or preemptive right to subscribe to any additional shares of Preferred Stock or any shares of any other class of stock which may at any time be authorized or issued, or any bonds, debentures or other securities convertible into shares of stock of any class of the Corporation, or options or warrants carrying rights to purchase such shares or securities; and

          (J) Any other designations, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares of that series.

     Except as specifically provided in this Charter, the holders of Preferred Stock or Common Stock shall not be entitled to any vote and shall not have any voting rights concerning the designation or issuance of any shares of Preferred Stock authorized by and complying with the conditions of this Charter, and subject to the authority of the Board of Directors or any authorized committee thereof as set forth above, the right to any such vote is expressly waived by all present and future holders of the capital stock of the Corporation.

     ARTICLE 6. Stockholder Approval for Certain Events. The Bank shall not, without the previous affirmative vote or written consent of holders of at least a majority of the then outstanding shares of common stock, (i) authorize or issue, or obligate itself to issue, any additional shares of common or preferred stock, or (ii) effect any consolidation or merger involving the Bank (except into or with a majority-owned subsidiary corporation).

     ARTICLE 7. Preemptive Rights. Holders of the capital stock of the Bank shall not be entitled to pre-emptive rights with respect to any shares of the capital stock of the Bank which may be issued.

     ARTICLE 8. Directors. The Board of Directors shall consist of not less than seven (7) nor more than twenty-five (25) individuals, except as otherwise required by applicable law. The number of Directors and their respective classifications shall be fixed from time to time exclusively by the Board of Directors; provided, however, that if at the time of such action there is an Interested Stockholder (as such term is defined in the By-laws of the Bank), such action shall in addition require a majority vote of the Disinterested Directors (as such term is defined in the By-laws of the Bank) then in office.

     The Directors shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible, with one class to be elected annually. The initial Directors of the Bank shall hold office as follows: the first class of Directors shall hold office

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initially for a term expiring at the annual meeting of stockholders to be held in 2001, the second class of Directors shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 2002, and the third class of Directors shall hold office initially for a term expiring at the annual meeting of stockholders to be held in 2003. At each succeeding annual meeting of stockholders, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Members of each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

     ARTICLE 9. Indemnification. The Directors, officers and employees of the Bank shall be indemnified to the extent provided in the By-Laws of the Bank.

     ARTICLE 10. Acting as a Partner. The Bank may be a partner in any business enterprise which it would have power to conduct by itself.

     ARTICLE 11. Stockholders' Meetings. Meetings of stockholders may be held at such place in The Commonwealth of Massachusetts or, if permitted by applicable law, elsewhere in the United States as the Board of Directors may determine.

     ARTICLE 12. Amendment of Charter. This charter may be amended by a majority vote of the shares outstanding and entitled to vote, subject to applicable law.